EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Second Quarter 2010 Earnings Report

Net income increases by 9.66%.

Net income through six months in 2010 was $3,042,000 compared to $2,774,000 for the same period in 2009, an increase of 9.66%.  The increase was attributable to relatively stable interest margins and strong growth in earning assets. For the quarter ended June 30, 2010, net income was $1,524,000 compared to $1,253,000 for the quarter ended June 30, 2009. Earnings per share and diluted earnings per share were $0.49 for the three months ended June 30, 2010. This compares with the $0.40 on earnings per share and diluted earnings per share for the same three month period in 2009, an increase of 22.5%. Earnings per share and diluted earnings per share were $0.97 for the six months ended June 30, 2010. This compares with the $0.89 on earnings per share and diluted earnings per share for the same six month period in 2009, an increase of 8.99%.

Core earnings have remained strong as evidenced by net interest income for the first six months of 2010 which was $9,301,000 compared to $8,468,000 for the six month period ended June 30, 2009, an increase of $833,000, or 9.84%. For the quarter ended June 30, 2010, net interest income was $4,766,000 compared to $4,415,000 for the same period in 2009. This was an increase of $351,000, or 7.95%. The increase in net interest income for the six months ended June 30, 2010 is due to the net interest margin remaining relatively steady at 4.04%, on a fully tax equivalent basis, while at the same time increasing the volume of earning assets and interest bearing liabilities. The increase in net interest income for the three months ended June 30, 2010 is the result of the net interest margin that decreased slightly to 4.01% as compared to 4.51% for the three month period ended June 30, 2009, on a fully tax equivalent basis while at the same time growing earning assets and interest bearing liabilities in similar amounts. Earnings have remained strong through the first two quarters of 2010 even with additional loan loss reserves of $372,000 related to a commercial credit which had deteriorated to the point where the ultimate satisfaction of the credit was doubtful.

Total assets on June 30, 2010 were $559,193,000, which compares to $462,606,000 as of June 30, 2009, an increase of 20.88%.  Total assets increased from the December 31, 2009 figure of $516,483,000. Compared to the June 30, 2009 figure of $315,641,000, net loans increased 15.84% to $365,646,000 as of June 30, 2010. Deposits totaled $434,549,000 as of June 30, 2010, compared to $360,376,000 on June 30, 2009, an increase of 20.58%.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.